Exhibit 10.1

October 9, 2002

Michael Borman
425 Grace Church Street
Rye, NY 10580

Dear Mike:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Blue Martini Software, Inc. (“Blue Martini”) is offering to you to aid in your employment transition. The terms set forth in this letter reflect those you accepted by email last week, and will supersede the terms of your Employment Agreement dated October 25, 2001 (the “Employment Agreement”) (copy attached as Exhibit A). This offer is open until Thursday, October 31, 2002; if you have not signed and returned the original of this letter to me by then, this offer will expire.

1.  Separation.    Your last day of full-time work with Blue Martini is Monday, October 14, 2002, and the date on which your employment terminates is Friday, November 1, 2002 (the “Separation Date”). Between October 14 and your Separation Date, you agree to be available to help the Company on an as-needed basis with customer, prospect, and partner transitions, including meetings and calls. Any expenses incurred by you in the course of this assistance will be reimbursed by the Company pursuant to its usual practices.

2.  Accrued Salary and Paid Time Off.    On or before the Separation Date, Blue Martini will pay you all accrued salary (including refund of your current ESPP balance), and all accrued and unused PTO earned through the Separation Date, subject to standard payroll deductions and withholdings. You and the Company agree that your current accrued and unused PTO balance is zero. You are entitled to these payments regardless of whether or not you sign this Agreement.

3.  Payment.    If you sign and return this Agreement by the date set forth above, Blue Martini will grant you a number of shares of restricted Blue Martini common stock equivalent to a value of $300,000 (based on the Company’s thirty-trading-day trailing average closing stock price) as of the date of grant, and will pay you a lump sum of three hundred thousand dollars ($300,000), for a combined total value equivalent to six hundred thousand dollars ($600,000) (equal to your base salary in effect as of the Separation Date for twelve months plus your guaranteed bonus), subject to standard payroll deductions and withholdings (from both the stock and cash portions of this payment). (Alternatively, the Company may elect to pay you $600,000 in cash.) The shares will be fully vested but may only be sold if subsequently registered under the Securities Act or if an exemption from such registration is available. The payment of stock and cash pursuant to this Section 3 will be provided within three (3) days of the later of the Effective Date, as defined in Section 15 below, or the Separation Date.

4.  Benefits.    Details concerning your flexible spending account and 401(k) plan account, if applicable, will be provided to you in your exit interview. Your medical, dental, and vision benefits will continue in effect until the last day of the month of your Separation Date, whether or not you sign this Agreement. After that date, to the extent provided by the federal COBRA law (or, if applicable, state insurance laws), and by Blue Martini’s current group health insurance policies (i.e., medical and dental), you will be eligible to continue your group health insurance benefits at your own expense. You will receive COBRA information directly from COBRA Management Solutions (CMS) within fourteen (14) calendar days from the date benefits end.

5.  Stock Options and Stock.    As set forth in your stock option Closing Statement (enclosed as Exhibit B), you were granted the following equity interests pursuant to the Employment Agreement: (i) two options to purchase shares of Blue Martini’s common stock, pursuant to Blue Martini’s 2000 Equity Incentive Plan (the “Plan”): (a) one option to purchase 950,000 shares, vesting over four years; and (b) one option to purchase 465,000 shares, vesting at the end of five years (subject to partial or full to acceleration based on certain achievements, as specified in the Employment Agreement); and (ii) a grant of 242,344 shares of restricted stock, subject to vesting as specified in the Employment Agreement. Under the terms of the Plan and your stock option grant, vesting will cease as of the Separation Date. Your original grant and your vesting to date are summarized in the Closing Statement; for clarity, as of the Separation Date, you will be vested in one-fourth of the option for 950,000 shares, none of the option for 465,000 shares, and all of the 242,344 shares of restricted stock. If you do not sign and return the Agreement, you will have three (3) months in which to exercise your vested stock options, after which they will expire. If you do sign and return the Agreement, Blue Martini will extend the exercisability of your vested options through May 1, 2004. (If your options include incentive stock options, please note that Blue Martini cannot guarantee that your option will necessarily be treated as an “incentive stock option” if you exercise your option more than three (3) months after the Separation Date. You should consult a tax professional for details and recommendations.) Please contact Marlene Manzanares at (650) 356-7889 if you have any questions about your stock or stock options.

6.  Other Compensation or Benefits.    You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, and you agree that this Agreement supersedes the Employment Agreement, and the compensation, severance, and benefits provided herein fully satisfy Blue Martini’s obligations to you, notwithstanding the terms of the Employment Agreement.

7.  Expense Reimbursements.    You must submit your final documented expense reimbursement statement reflecting all business expenses (including Recreation Reimbursement) you incurred through the Separation Date, on or before Monday, December 2, 2002. Blue Martini will reimburse you for these expenses pursuant to its regular business practice.

8.  Return of Blue Martini Property.    By Friday, November 15, 2002, you must return (in good condition) all Blue Martini equipment, information, and other property in your possession. This includes, for example: computers, peripherals, disks, zip drives, files (electronic and hard-copy), email, sales presentations, notes, records, business plans and forecasts, financial information, specifications, credit cards, identification badges, keys, and key-cards. If you have electronic copies of any Blue Martini proprietary or confidential information stored on your own personal computer or storage media, you must return those files (which may include email, documents, spreadsheets, PowerPoint presentations, etc.) to Blue Martini and destroy any copies left in your possession.

9.  Proprietary Information Obligations.    You acknowledge your continuing obligations (both during and after your employment) under your Proprietary Information and Inventions Agreement, including your obligations not to solicit Company employees and not to use or disclose any confidential or proprietary information of Blue Martini without prior written authorization from a duly authorized representative of Blue Martini. A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit C.

10.  IBM Disgorgement.    Blue Martini’s obligations under Section 3.5 of the Employment Agreement will remain in effect with respect to any claim for disgorgement received before the Separation Date, and Blue Martini will have no obligation or liability whatsoever with respect to any claim for disgorgement received after the Separation Date.

11.  Reference Checks.    In accordance with Blue Martini company policy, Blue Martini will confirm title and dates of employment only. Requests for verification of salary must be accompanied by written authorization from you. All requests for reference checks must be forwarded to HR Operations.

12.  Confidentiality.    You and Blue Martini agree to hold the provisions of this Agreement in strictest confidence and not to publicize or disclose them in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) Blue Martini may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Blue Martini employee.

13.  Nondisparagement.    Both you and Blue Martini agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and Blue Martini will respond accurately and fully to any question, inquiry or request for information when required by legal process.

14.  Indemnification Under Labor Code Section 2802.    Notwithstanding any provision of this Agreement (including the releases herein), your Blue Martini Indemnification Agreement (attached as Exhibit D) remains in effect with respect to any claims arising out of your service as an officer of Blue Martini, and Blue Martini will indemnify you to the extent required under California Labor Code Section 2802 for any losses arising out of your discharge of duties with Blue Martini.

15.  Release.    In exchange for the payments and other consideration under this Agreement to which you would not otherwise be entitled, you hereby release, acquit and forever discharge Blue Martini, its parents and subsidiaries, and its and their officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with Blue Martini or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in Blue Martini, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

16.  ADEA Waiver.    You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the

Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that Blue Martini has also executed this Agreement by that date (“Effective Date”).

17.  Section 1542 Waiver.    YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims you may have against Blue Martini.

18.  Arbitration.    To ensure the rapid and economical resolution of disputes that may arise in connection with this Agreement, your employment with Blue Martini, or the termination of that employment, you and Blue Martini agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with Blue Martini, or the termination of your employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable rules of JAMS. You acknowledge that by agreeing to this arbitration procedure, both you and Blue Martini waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The arbitrator (a) will have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) must issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator is authorized to award any or all remedies that you or Blue Martini would be entitled to seek in a court of law. Blue Martini will pay all JAMS’ arbitration fees in excess of those which would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or Blue Martini from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Notwithstanding the foregoing, you and Blue Martini each have the right to resolve any issue or dispute arising under the Proprietary Information and Inventions Agreement by court action instead of arbitration.

19.  Miscellaneous.    This Agreement, including its Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and Blue Martini with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including the Employment Agreement. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized Blue Martini representative. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and Blue Martini, and inure to the benefit of both you and Blue Martini, and your respective heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original signed letter to me.

I wish you good luck in your future endeavors.

                  Sincerely,

BLUE MARTINI SOFTWARE, INC.

By:	/s/ MONTE ZWEBEN
Monte Zweben
Chairman and CEO

Exhibit A—Employment Agreement
Exhibit B—Stock Option Closing Statement
Exhibit C—Proprietary Information and Inventions Agreement
Exhibit D—Indemnification Agreement

AGREED:

/s/ MICHAEL BORMAN	October 13, 2002
Michael Borman	Date

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